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                                                                     EXHIBIT 3.1


                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                          RADNOR HOLDINGS CORPORATION



     The Restated Certificate of Incorporation of Radnor Holdings Corporation (the "Corporation") was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     FIRST. - The name of the Corporation is Radnor Holdings Corporation.

     SECOND. - The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, Delaware, 19801, in the County of New Castle. The registered agent at this address is The Corporation Trust Company.

     THIRD. - The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. - The total number of shares of all classes of stock which the Corporation shall have authority to issue is 24,700 shares, consisting of 2,000 shares of Series Preferred Stock, $.10 par value (the "Series Preferred Stock"), 11,650 shares of Voting Common Stock, $.10 par value (the "Voting Common Stock"), 5,650 shares of Nonvoting Common Stock, $.10 par value (the "Nonvoting Common Stock"), and 5,400 shares of Class B Nonvoting Common Stock, $.01 par value (the "Class B Nonvoting Common Stock") (the Voting Common Stock, the Nonvoting Common Stock and the Class B Nonvoting Common Stock are hereinafter sometimes referred to as the "Common Stock").
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     A.   Series Preferred Stock

          The Series Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issuance of such stock from time to time adopted by the board of directors. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this Article Fourth, the designations, rights, preferences and limitations of the shares of each such series. The authority of the board of directors in respect to each series shall include, but not be limited to, determination of the following:

          I. the consideration for which such Series Preferred Stock shall be issued;

          II. the number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

          III. the dividend rate of the shares of such series, if any, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

          IV. the right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

          V. the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

          VI. the obligation, if any, of the Corporation to retire shares of such series pursuant to retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligation;
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          VII.  the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          VIII. the voting rights and requirements, if any, of the shares of such series, in addition to any voting rights required by law; and

          IX. any other rights, preferences or limitations of shares of such series.

          Except to the extent otherwise expressly provided the Delaware General Corporation Law, as amended or as may be specified by the board of directors of the Corporation in the resolution authorizing the issue of any series of Series Preferred Stock or otherwise, for the issuance for such stock or by the holders of shares of any Series Preferred Stock shall not have any right to vote on any matter submitted to the stockholders of the Corporation for a vote.

          B.   Common Stock

               Except as set forth below, each share of Common Stock issued and outstanding shall be identical in all respects one with the other. Except for and subject to any rights which may be granted to the holders of the Series Preferred Stock or as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the rights to receive dividends, when and as declared by the board of directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all assets and funds of the Corporation remaining after the payment of or provision for all obligations of the Corporation and the payment, if any, to the holders of Series Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided. With respect to the declaration or payment of any dividends with
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respect to the Common Stock (whether in cash, stock, including Common Stock, or other property), any distribution of assets to holders of the Corporation's Common Stock upon any liquidation, dissolution or winding up of the Corporation or any consolidation, subdivision or other reclassification of any shares of the Corporation's Common Stock or any other matter (other than voting or conversion rights), the Corporation shall not differentiate in any respect among the outstanding shares of Voting Common Stock, Nonvoting Common Stock and Class B Nonvoting Common Stock.

          Except to the extent otherwise expressly provided by the Delaware General Corporation Law, as amended, the holders of shares of Nonvoting Common Stock and Class B Nonvoting Common Stock shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote.

          At the option of the holder thereof, each share of Nonvoting Common Stock shall be convertible into one share of Voting Common Stock upon the earliest to occur of: (i) the date on which the Corporation gives notice as required pursuant to Section 5(A)(i) of that certain Registration Rights Agreement between the Corporation and Scott Paper Company (the "Rights Agreement") to be executed pursuant to the terms of the Stock Purchase Agreement dated February 14, 1992 between WinCup Holdings, Inc. and Scott Paper Company;
(ii) the expiration of the 30-day period specified in Section 4(A)(iii) of the Rights Agreement and (iii) the date on which there is an event or series of events as a result of which neither Michael T. Kennedy nor any entity or person as to which Michael T. Kennedy has the then-existing right or power to elect or otherwise designate a majority of the board of directors (or similar governing body), directly or indirectly, has the then-existing right or power to elect or otherwise designate a majority of the board of directors of the Corporation.

          The Corporation shall reserve and keep available out of its authorized but unissued Voting Common Stock such number of shares of Voting Common Stock as shall from time to time be sufficient to effect conversions of the shares of Nonvoting Common Stock which may be issued from time to time."
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     FIFTH. - The Corporation shall have perpetual existence.

     SIXTH. - The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by law.

     SEVENTH. - A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director except for liability to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) under Section 174 of the General Corporation Law of the State of Delaware; or
(iv) for any transaction from which the director derived an improper personal benefit. In discharging the duties of their respective positions, the directors and individual officer may, in considering the best interests of the Corporation, consider the effects of any action upon employees, suppliers and customers of the Corporation, communities in which offices or other establishments of the Corporation are located, and all other pertinent factors.

     EIGHTH. - The directors of the Corporation shall have the power to make and to alter or amend the Bylaws; to fix the amount to be reserved as working capital; and to authorize and cause to be executed, mortgages and liens, without limit as to the amount, upon the property and franchise of the Corporation.

     NINTH. - The stockholders and directors shall have the power to hold meetings and keep the books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the Bylaws of the Corporation or by resolution of the directors, except as otherwise required by the laws of the State of Delaware.
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     IN WITNESS WHEREOF, said Radnor Holdings Corporation has caused this restated Certificate of Incorporation to be signed by Michael T. Kennedy, its President, and attested by Michael V. Valenza, its Assistant Secretary, this
8th day of January, 1997.


(SEAL)                                       RADNOR HOLDINGS CORPORATION

Attest:


/s/ Michael V. Valenza                       By: /s/ Michael T. Kennedy
-------------------------                    ----------------------------
Name:  Michael V. Valenza                     Name:  Michael T. Kennedy
Title: Assistant Secretary                    Title: President